Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cibus, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 share	Other	4,000,000 (2)	$2.06 (3)	$8,240,000	$153.10 per $1,000,000	$1,261.55

Total Offering Amounts							$1,261.55

Total Fee Offsets							—

Net Fee Due							$1,261.55

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also include any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Cibus, Inc. (the “Registrant”) that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions.

(2)

Represents additional shares of Class A Common Stock available pursuant to increases to the number of shares available for issuance under the Cibus, Inc. 2017 Omnibus Incentive Plan, as amended (the “Plan”) under the evergreen provision of the Omnibus Plan. Shares available for issuance under the Omnibus Plan have been previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on July 20, 2017 (File No. 333-219382), May 9, 2019 (File No. 333-231336), July 16, 2021 (File No. 333-257972), March 2, 2023 (File No. 333-270245), May 24, 2023 (File No. 333-272177) and June 30, 2023 (File No. 333-273069).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Class A Common Stock as reported by the Nasdaq Stock Market LLC on March 21, 2025.